Exhibit 15.1

August 5, 2021

To the Board of Directors and Stockholders of Freeport-McMoRan Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Freeport-McMoRan Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts, units, and the related guarantees of Freeport-McMoRan Oil & Gas LLC of our reports dated May 5, 2021 and August 5, 2021 relating to the unaudited consolidated interim financial statements of Freeport-McMoRan Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

/s/ Ernst & Young LLP

Phoenix, Arizona
August 5, 2021